EXHIBIT 3

From the Desk of Bradley Tirpak and Craig Thomas

October [ ], 2014

[Nominee]

[Business Address]

Dear [Nominee]:

This will confirm our understanding as follows:

You agree that you are willing, should we so elect, to become a member of a slate of nominees (the "Slate") of the undersigned (each a "Nominating Party", and together, the "Nominating Parties"), to stand for election as a director of Full House Resorts, Inc., a Delaware corporation (the "Company") in connection with a proxy solicitation (the "Proxy Solicitation") to be conducted by the Nominating Parties and certain other parties in respect of a special meeting of stockholders of the Company expected to be called by a group of stockholders including the Nominating Parties (including any adjournment or postponement thereof, the "Special Meeting") or appointment or election by other means. You further agree to serve as a director of the Company if so elected or appointed. The Nominating Parties agree to pay the costs of the Proxy Solicitation.

You understand that it may be difficult, if not impossible, to replace a nominee who, such as yourself, has agreed to serve on the Slate and, if elected, as a director of the Company if such nominee later changes his mind and determines not to serve on the Slate or, if elected, as a director of the Company. Accordingly, the Nominating Parties are relying upon your agreement to serve on the Slate and, if elected, as a director of the Company. In that regard, you are being supplied with a questionnaire (the "Questionnaire") in which you will provide the Nominating Parties with information necessary for the them to make appropriate disclosure to the Company and to use in creating the proxy solicitation materials to be sent to stockholders of the Company and filed with the Securities and Exchange Commission in connection with the Proxy Solicitation. Notwithstanding anything to the contrary contained in this Agreement, you may resign as a nominee upon 20 days' written notice to the Nominating Parties and, if elected, as a director of the Company upon five days' written notice to the Chairman and Secretary of the board of directors of the Company, or, in both cases, with lesser notice if required by a governmental, regulatory or judicial order or request.

You agree that (i) you will promptly complete and sign the Questionnaire and return a hardcopy version to the person indicated in the Questionnaire, (ii) your responses in the Questionnaire will be true, complete and correct in all respects, and (iii) you will provide any additional information as may be requested by the Nominating Parties. In addition, you agree that, concurrently with your execution of this letter, you will execute and return to the person indicated in the Questionnaire the attached instrument confirming that you consent to being nominated for election as a director of the Company and, if elected, consent to serving as a director of the Company. Upon being notified that we have chosen you, we may forward your consent and your completed Questionnaire (or summary thereof) to the Company, and we may at any time, in our discretion, disclose such information, as well as the existence and contents of this letter.

The Nominating Parties agree that each of them will defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses and disbursements (including, without limitation, attorneys' fees, costs, expenses and disbursements) incurred by you in the event that you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof, (i) relating to your role as a nominee for director of the Company on the Slate, or (ii) otherwise arising from or in connection with or relating to the Proxy Solicitation. The Nominating Parties further agree to advance to you on your behalf any and all expenses (including, without limitation, attorneys' fees, costs, expenses and disbursements) actually incurred by you in connection with such action, suit or proceeding, it being understood that, in the event that you are ultimately determined by a court of competent jurisdiction to not be entitled to such indemnification or advancement of expenses, you agree to promptly repay such amounts to the Nominating Parties. Your right of indemnification hereunder shall continue after the Special Meeting has taken place but only for events that occurred prior to the Special Meeting and subsequent to the date hereof. Anything to the contrary herein notwithstanding, the Nominating Parties are not indemnifying you for any action taken by you or on your behalf that occurs prior to the date hereof or subsequent to the conclusion of the Proxy Solicitation or such earlier time as you are no longer a nominee on the Slate or for any actions taken by you as a director of the Company, if you are elected. Nothing herein shall be construed to provide you with indemnification (i) if you are found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Solicitation, unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; (ii) if you acted in a manner that constitutes gross negligence or willful misconduct; or (iii) if you provided false or misleading information, or omitted material information, in the Questionnaire or otherwise in connection with the Proxy Solicitation. You shall promptly notify the Nominating Parties in writing in the event of any third-party claims actually made against you or known by you to be threatened if you intend to seek indemnification hereunder in respect of such claims. In addition, upon your delivery of notice with respect to any such claim, the Nominating Parties shall promptly assume control of the defense of such claim with counsel chosen by the Nominating Parties. The Nominating Parties shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, the Nominating Parties may not enter into any settlement of any such claim without your consent unless such settlement includes (i) no admission of liability or guilt by you, and (ii) an unconditional release of you from any and all liability or obligation in respect of such claim. If you are required to enforce the obligations of the Nominating Parties in this letter in a court of competent jurisdiction, or to recover damages for breach of this letter, the Nominating Parties will pay on your behalf, in advance, any and all expenses (including, without limitation, attorneys' fees, costs, expenses and disbursements) actually incurred by you in such action, regardless of whether you are ultimately determined to be entitled to such indemnification or advancement of expenses.

As a Nominee, you may purchase Securities of the Company in the open market. Upon the purchase of Securities, you are to notify the Nominating Parties by the close of business on the day of any such purchase. You hereby agree that during the Proxy Solicitation period if requested in writing by any Nominating Party you will cease buying Securities of the Company. You also agree that during the Proxy Solicitation period you will not sell any acquired shares.

Each of us recognizes that should you be elected to the Board of Directors of the Company all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duties, as applicable, to the Company and to the stockholders of the Company and, as a result, that there is, and can be, no agreement between you and the Nominating Parties that governs the decisions which you will make as a director of the Company.

This letter sets forth the entire agreement between the Nominating Parties and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by the Nominating Parties and you. This letter shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

Very truly yours,

Bradley Tirpak and Craig Thomas

Name: Bradley M. Tirpak

Name: Craig W. Thomas

Agreed to and accepted as
of the date first written above:

___________________________
Name: [Nominee]